Exhibit 5

                                October 11, 2000

NCT Group, Inc.
20 Ketchum Street
Westport, Connecticut 06880


      Re:   Registration Statement on Form S-8
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Gentlemen:

     We serve as outside counsel to NCT Group, Inc., a Delaware corporation (the "Company"), and have acted as counsel in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-8 that the Company is filing today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering pursuant to the NCT Group, Inc. Stock Incentive Plan of up to 20,000,000 shares of the Company's common stock.

     With respect to the Registration Statement on Form S-8, we are of the opinion that the shares of common stock have been duly authorized by the Company, have been validly issued and are fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit No. 5 to the Registration Statement on Form S-8 referred to above and to the reference therein to our firm under the caption "Interests of Named Experts and Counsel."

                             Respectfully submitted,

                              /s/  Crowell & Moring LLP
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                              CROWELL & MORING LLP